SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 20, 1999
                                  ----------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48265-1000
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On January 20, 1999, a news release was issued on the subject of fourth quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Annual Report on Form 10-K. Following are the fourth quarter earnings releases for GM, Hughes Electronics Corporation (Hughes), and General Motors Acceptance Corporation (GMAC), all dated January 20, 1999.

   GM FOURTH-QUARTER 1998 EARNINGS PER SHARE OF $2.64 BEST FOR ANY QUARTER
      IN GM HISTORY... EPS TOTALED $3.28 PER SHARE EXCLUDING SPECIAL ITEMS

      DETROIT -- Strong vehicle sales and continued aggressive cost cutting resulted in record-setting financial performance for General Motors Corporation
(GM) in the fourth quarter of 1998, with $2.64 basic earnings per share of GM $1-2/3 par value common stock the best for any quarter in GM's history. Net income totaling $1.8 billion was the best for any fourth-quarter period. That compares with net income of $1.6 billion, or $2.29 per share, in the fourth quarter of 1997. Excluding special items, GM's income in the fourth quarter of 1998 totaled $2.2 billion, or $3.28 per share (see Special Items).

      "We came back strong following the work stoppage in mid-year and we intend to keep this momentum going in the future," said GM Chairman and Chief Executive Officer John F. Smith, Jr.

      Smith said, "We've been busy since August. We've achieved full production of GM's new full-size pickup trucks a month ahead of schedule, we announced and made significant progress toward the separation of Delphi Automotive Systems, we integrated the worldwide automotive operations into a single global unit, we restructured the U.S. sales and service field organization, we started up two new plants in key developing markets -- Poland and China -- and we expanded our ownership in and partnerships with Isuzu and Suzuki -- all since August."

      GM also reported today that its strike-impacted calendar-year-1998 net income totaled $3.0 billion, or $4.26 per share, compared with $6.3 billion, or $8.45 per share, in calendar-year 1997. All earnings-per-share amounts are basic (see Highlights for diluted earnings-per-share amounts).

      The corporation's strong fourth quarter primarily reflects the excellent results for GM North America, which reached an all-time record for any quarter, with net income totaling $1.6 billion, and a net-profit margin of 5.7 percent. That beat the previous record high of $841 million in the first quarter of 1998 by more than $700 million.

      Consolidated net sales and revenues in the fourth quarter of 1998 totaled $46.4 billion, and $161 billion for the calendar year, compared with $42.9 billion for the fourth quarter of 1997 and $167 billion in calendar-year 1997, adjusted to reflect the spin-off of the Hughes defense business.

      Cash, marketable securities and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in fixed-income securities totaled $14.1 billion at Dec. 31, 1998, compared with $17.5 billion at Dec. 31, 1997, and $11.5 billion at Sept. 30, 1998. These cash amounts exclude GM's financing and insurance operations.

      "By running our operations full out and effectively containing costs, we have rebuilt our cash position to exceed the $13 billion necessary to support capital-spending programs, adequately fund pension plans, continue stockholder initiatives, and keep us in a strong position in the event of any future downturn," Smith said.

      "With regard to stockholder initiatives, we are planning three steps," Smith said. "First, we will reinstate the share-repurchase program during the first quarter of 1999 with a targeted completion by the end of this calendar year. Since January 1997, GM has spent $6.3 billion to repurchase approximately 102 million shares of GM $1-2/3 par value common stock or about 13.5 percent of the total shares outstanding. Secondly, GM plans to redeem its Series B 9-1/8 Preference Stock in the near future. There are currently some 20 million depositary shares of the preference stock with a face value of more than $500 million. Third, during 1999, we are planning to distribute our entire ownership interest in Delphi to GM's $1-2/3 stockholders."

      Significant    factors    impacted    both    the    fourth-quarter    and
calendar-year-1998   and  1997  financial   results  (see  Special  Items,   and
Highlights).

      Excluding special items, GM's income in the fourth quarter of 1998 totaled $2.2 billion, or $3.28 per share, which compares with $1.4 billion, or $1.96 per share in the fourth quarter of 1997.

      "We expect strong market conditions to continue in the United States and Europe in 1999, and fully intend to maintain our momentum in the market and to further strengthen our financial position," Smith said. "However, the economic problems and uncertainty in Asia and Latin America will be a continuing challenge in 1999," Smith cautioned.

      Unless otherwise noted, corporate and sector data in the remainder of this
release  exclude  the   above-mentioned   special  items.  (See  Highlights  for
calendar-year data.)

      Following is a summary of income from GM's business sectors in the fourth quarter of 1998, compared with the prior-year period.

      GM Business Sector            Fourth Quarter          Fourth Quarter
                                          1998                    1997
      GM Automotive                 $1.5 billion            $831 million
      Delphi Automotive Systems     $280 million            $349 million
      General Motors Acceptance     $298 million            $279 million
      Corporation (GMAC)
      Hughes Electronics            $119 million            $70 million
      Corporation (Hughes)

GM AUTOMOTIVE

      GM Automotive fourth-quarter-1998 income totaled $1.5 billion, compared with $831 million in the fourth quarter of 1997.

      "We're pleased to see the strong results driven by the global automotive team in the fourth quarter of 1998, our first quarter as a globally integrated unit," said GM President and Chief Operating Officer G. Richard Wagoner, Jr.

      "We came back strong in North America following the work stoppage and began to pick up momentum in Europe as well," Wagoner said. "Significant cost-restructuring actions were implemented in South America in response to the difficult economic and market environments, and we continue our plan to expand in the Asia-Pacific region despite the current economic weakness there.

      "Overall in 1998, we ended on a strong note, and we expect to build on that momentum in 1999," Wagoner said. "We plan to keep an intense focus on cost reduction, while introducing many new products around the world."

      GM Automotive's net margin was 4.2 percent in the fourth quarter of 1998 -- up significantly from the net margin of 2.4 percent in the same period last year.

      Following are results from the four regions that comprise GM Automotive:

         - Income for GM North America totaled $1.7 billion in the fourth quarter of 1998, compared with $650 million in the fourth quarter of 1997. Net-income margin of 6.0 percent in the fourth quarter of 1998 represents the best performance in recent history.

         - GM Europe's income totaled $146 million in the fourth quarter of 1998, compared with $31 million in the fourth quarter of 1997.

         - GM Latin America/Africa/Mid-East showed a loss of $161 million in the fourth quarter of 1998 compared with income of $192 million in the fourth quarter of 1997.

         - GM Asia/Pacific's losses totaled $116 million in the fourth quarter of 1998, compared with a loss of $27 million in the prior-year period.

          GM vehicle deliveries in the United States totaled 1,154,000 units in the fourth quarter of 1998, which resulted in a 29.1-percent share of the U.S. vehicle market.

          "Reaching full production of our new full-size pickup trucks a month ahead of schedule in December of 1998, along with our 14 all-new product entries in 1999, should set the stage for further improved market and financial results," Wagoner said.

          GM Europe gained market momentum in the fourth quarter of 1998, with market share reaching 9.9 percent, up 0.5 percentage points from the fourth quarter of 1997. This improvement resulted from the full availability of the new Opel/Vauxhall Astra, which was the best-selling product in Europe during the fourth quarter of 1998.

          Both the Asia/Pacific and Latin America/Africa/Mid-East regions continue to be affected by economic turmoil and uncertainties, which are expected to continue in early 1999. GM was the market leader in the fourth quarter of 1998 in the Latin America/Africa/Mid-East region, even though GM's normally strong Brazilian operations continued to suffer.

          GM plans to remain fully committed to both the Asia/Pacific and Latin American regions, and is positioning itself for the future in both markets due to their long-term growth potential.

       DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

          Delphi Automotive Systems' income totaled $280 million in the fourth quarter of 1998, compared with $349 million in the fourth quarter of 1997.

          The net-profit margin was 3.6 percent in the fourth quarter of 1998, compared with 4.3 percent in the same period of 1997.

          "Delphi's fourth-quarter-1998 results reflect the impact of the economic downturn in Latin America," said Delphi Chairman, Chief Executive
Officer and President J.T. Battenberg III. "But continuing worldwide price pressures were offset by Delphi's aggressive cost-reduction efforts, particularly in the areas of manufacturing, material, and engineering."

       GENERAL MOTORS ACCEPTANCE CORPORATION (GMAC)

          GMAC reported income of $298 million in the fourth quarter of 1998, compared with income of $279 million in the fourth quarter of 1997. Income from automotive financing operations increased 8 percent in the fourth quarter of 1998, while earnings from the GMAC Mortgage Group increased 52 percent compared with the prior-year period.

       HUGHES ELECTRONICS CORPORATION (HUGHES)

          Income in the fourth quarter of 1998 totaled $119 million, compared with $70 million in the prior-year period. Hughes' fourth-quarter results reflect continued record growth in DirectTV subscriptions, as well as increased sales of commercial satellites. Revenues in the fourth quarter of 1998 increased
5.7 percent to $1.8 billion, compared with $1.7 billion in the same period of 1997.

       SPECIAL ITEMS

          As a result of GM's continuing studies relating to the competitiveness of its various automotive assets and operations, the corporation recorded after-tax charges against income in the fourth quarter of 1998 totaling $420 million, or $0.64 per share. Following are the components of the after-tax charges:

          - $80 million at GM North America, primarily related to separation programs for employees involved in the restructuring of the U.S. sales and service field organization.

          - $97 million at GM Asia/Pacific primarily related to the impact of the weak economic environment on GM's investments in India and Thailand.

          - $51 million at GM Latin America/Africa/Mid-East related to underperforming assets, and separation programs for employees, as part of GM's cost-reduction efforts in response to economic conditions.

          -    $192  million at Delphi,  primarily  related to  voluntary  early
               retirements,   closing  of  unprofitable   joint  ventures,   and
               underperforming assets.

       (See Highlights for previously reported special items)

PROFIT SHARING

      As a result of the profits generated in 1998 by GM's operations in the United States, profit-sharing payments will be made in 1999 to approximately 231,000 of GM's represented employees in the United States. Each full-time represented employee who worked the entire year should receive approximately $200. This is the fifth consecutive year that profit-sharing payments have been made to U.S. employees. Profits generated in 1997 resulted in a profit-sharing payout of approximately $750.

      General Motors also announced today that more than 70,000 eligible salaried employees in the United States and Canada will receive incentive payments. The 1998 salaried cash payout is either 1.0 percent of an employee's base-salary earnings or $200, whichever is higher.

      In addition to the cash payout, eligible salaried employees in the United States and Canada will be granted options to purchase General Motors stock. As a continuation of the program initiated last year, options covering a total of 5 million shares will be awarded with individual grants covering from 25 to 100 shares, depending upon the level of the employee's responsibility.

FORWARD LOOKING STATEMENTS

      This release and related management discussions with securities analysts, the media and others will contain certain forward-looking statements indicated by our use of the terms "plans," "expects," "outlook," "forecast" and similar words.

      These forward-looking statements are made in an effort to assist the market in understanding General Motors and its results. Forward-looking statements are inherently predictive in nature and GM cannot assure nor guarantee that actual results will not differ materially from its predictions. Important risk factors that could cause actual results to differ materially from those indicated by our predictions are detailed in the corporation's Annual Report on Form 10-K for the year ended Dec. 31, 1997, in Part II, at page II-64, under the heading "Forward-Looking Statements."


                                 # # #


HIGHLIGHTS ATTACHED

     HIGHLIGHTS - Q4 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                       Three Months Ended
                                          December 31,
                             ------------------------------------
                                       Adjusted          Adjusted
                               1998     1998(1)  1997     1997(1)
                             --------  -------  -------  --------
     Net sales and revenues (2)
     Manufactured products    $40,747 $40,747   $37,688   $38,147
     Financing and insurance    3,495   3,495     3,199     3,199
     Other income               2,124   2,124     6,280     2,100
                               ------  ------    ------    ------
     Total net sales and
       revenues               $46,366 $46,366   $47,167   $43,446
                               ------  ------    ------    ------
     Net income (2)            $1,772  $2,192    $1,645    $1,415
     Net profit margin (2)        3.8%     4.7%      3.5%     3.3%
     .............................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value       $1,725             $1,654
       Class H (3)                $-                $65
       Class H (4)               $32                 $2
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value        $2.64      $3.28    $2.36     $1.96
       Class H (3)                $-         $-    $0.63
       Class H (4)(9)          $0.30      $0.30    $0.02     $0.18
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value        $2.61      $3.25    $2.33     $1.93
       Class H (3)                $-         $-    $0.63
       Class H (4)(9)          $0.30      $0.30    $0.02     $0.18
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value        $0.50               $0.50
       Class H (3)                $-               $0.25
       Class H (4)                $-                  $-
     .............................................................
     Book Value Per Share of Common Stocks
                                          December 31,
                                   ----------------------
                                     1998         1997
                                   ---------    ---------
       $1-2/3 par value             $19.90       $22.26
       Class H                      $11.94       $13.36
     .............................................................

   See footnotes beginning on page 12.

                                              continues

     HIGHLIGHTS - Q4 Adjusted for Competitiveness Studies, Hughes Transactions and Other Adjustments by Sector
     (Dollars in Millions)
                                      Three Months Ended
                                       December 31, 1998
                                 ----------------------------
                                                        (1)
                                 Reported     (5)     Adjusted
                                 Income      Comp.     Income
                                 (Loss)     Studies    (Loss)
                                 -------    -------   --------
     GM North America
       (GMNA)                    $1,583       $(80)     $1,663
     GM Europe (GME)                146          -         146
     GM Latin America/
       Africa/Mid-East
       (GMLAAM)                    (212)       (51)       (161)
     GM Asia/Pacific (GMAP)        (213)       (97)       (116)
     Other                           (5)         -          (5)
                                  -----       ----       -----
       Total GM Automotive
         (GMA)                    1,299       (228)      1,527
     Delphi                          88       (192)        280
     Hughes (9)                     119          -         119
     Other                          (53)         -         (53)
                                  -----       ----       -----
       Total Automotive,
         Electronics and
         Other Operations         1,453       (420)      1,873

     GMAC                           298          -         298
     Other                           21          -          21
                                  -----       ----       -----
       Total Financing and
       Insurance Operations         319          -         319
                                  -----       ----       -----
       Consolidated net
       income                    $1,772      $(420)     $2,192
                                  =====       ====       =====

                                       Three Months Ended
                                        December 31, 1997 (2)
                           ------------------------------------------
                                                                (1)
                          Reported   (5)      (6)      (7)    Adjusted
                           Income   Comp.   Hughes    Other    Income
                           (Loss)  Studies  Trans.    Adjs.    (Loss)
                          -------  -------  -------  ------- -------
     GMNA                $(1,747) $(2,383)     $ -      (14)    $650
     GME                    (457)    (488)       -        -       31
     GMLAAM                  192        -        -        -      192
     GMAP                   (196)    (170)       -        1      (27)
     Other                   (15)       -        -        -      (15)
                           -----    -----    -----    -----    -----
       Total GMA          (2,223)  (3,041)       -      (13)     831
     Delphi                 (508)    (870)       -       13      349
     Hughes                   70        -        -        -       70
     Other                 4,013     (128)   4,269        -     (128)
                           -----    -----    -----    -----    -----
       Total Automotive,
         Electronics and
         Other Operations  1,352   (4,039)   4,269        -    1,122

     GMAC                    279        -        -        -      279
     Other                    14        -        -        -       14
                           -----    -----   ------    -----    -----
       Total Financing and
       Insurance Operations  293        -        -        -      293
                           -----    -----    -----    -----    -----
     Consolidated net
       income             $1,645  $(4,039)  $4,269      $ -   $1,415
                           =====    =====    =====    =====    =====

      See footnotes beginning on page 12.
                                    continues

     HIGHLIGHTS - Q4 Automotive Operations and Delphi
     Adjusted for Competitiveness Studies, Hughes Transactions
     and Other Adjustments
     (Dollars in Millions)
                                       Three Months Ended
                                       December 31, 1998
                             ----------------------------------------
                              GMNA     GME   GMLAAM    GMAP    Delphi
                             ------   -----  ------   ------   ------

     Reported
     --------
     Revenue                $27,912  $7,185  $1,484    $768    $7,800
                             ------   -----   -----     ---     -----
     Pre-tax income (loss)    2,403     229    (366)    (97)       70
     Income tax expense
       (benefit)                813      81    (139)      3         5
     Equity (loss) income and
       minority interests        (7)     (2)     15    (113)       23
                              -----   -----   -----     ---     -----
     Net income (loss)       $1,583    $146   $(212)  $(213)      $88
                              =====   =====   =====     ===     =====

     Net profit (loss)
       margin                   5.7%    2.0%  (14.3%) (27.7%)    1.1%
     Effective income
       tax rate                33.8%   35.4%   38.0%   (3.1%)    7.1%

     Competitiveness Studies (5)
     -----------------------
     Revenue                    $ -     $ -     $ -     $ -       $ -
                              -----   -----   -----     ---     -----
     Pre-tax income            (105)      -     (82)    (37)     (310)
     Income taxes               (40)      -     (31)      -      (118)
     Equity income and
       minority interests       (15)      -       -     (60)        -
                              -----   -----   -----     ---     -----
     Net income                $(80)    $ -    $(51)   $(97)    $(192)
                              =====   =====   =====     ===     =====

     Adjusted (1)
     --------
     Revenue                $27,912  $7,185  $1,484    $768    $7,800
                             ------   -----   -----   -----     -----
     Pre-tax income (loss)    2,508     229    (284)    (60)      380
     Income tax expense
       (benefit)                853      81    (108)      3       123
     Equity income (loss) and
       minority interests         8      (2)     15     (53)       23
                             ------   -----   -----   -----     -----
     Net income (loss)       $1,663    $146   $(161)  $(116)     $280
                             ======   =====   =====   =====     =====

     Net profit (loss)
       margin                   6.0%    2.0% (10.8%)  (15.1%)    3.6%
     Effective income
       tax rate                34.0%   35.4%  38.0%    (5.0%)   32.4%



      See footnotes beginning on page 12.


                                    continues

     HIGHLIGHTS - Q4 Automotive Operations and Delphi
     Adjusted for Competitiveness Studies, Hughes Transactions
     and Other Adjustments
     (Dollars in Millions)
                                       Three Months Ended
                                       December 31, 1997
                             ----------------------------------------
                              GMNA     GME   GMLAAM    GMAP    Delphi
                             ------   -----  ------   ------   ------
     Reported (2)
     --------
     Revenue                $25,527  $6,103  $2,085    $836    $8,079
                             ------   -----   -----     ---     -----
     Pre-tax (loss) income   (2,826)   (695)     68    (180)     (748)
     Income tax benefit      (1,132)   (261)    (33)    (14)     (257)
     Equity (loss) income and
        minority interests      (53)    (23)     91     (30)      (17)
                              -----   -----   -----     ---     -----
     Net (loss) income      $(1,747)  $(457)   $192   $(196)    $(508)
                              =====   =====   =====     ===     =====

     Net (loss) profit
       margin                  (6.8%)  (7.5%)   9.2%  (23.4%)   (6.3%)
     Effective income
       tax rate                40.1%   37.6%  (48.5%)   7.8%    34.4%


     Competitiveness Studies (5)
     -----------------------
     Revenue                  $(450)     $-      $-     $(9)      $ -
                              -----   -----   -----     ---     -----
     Pre-tax income          (3,708)   (848)      -    (174)   (1,362)
     Income taxes            (1,396)   (360)      -     (13)     (502)
     Equity income and
       minority interests       (71)      -       -      (9)      (10)
                              -----   -----   -----     ---     -----
     Net income             $(2,383)  $(488)     $-   $(170)    $(870)
                              =====   =====   =====     ===     =====

     Other Adjustments (7)
     -----------------
     Revenue                     $-      $-      $-      $-        $-
                             ------   -----   -----     ---     -----
     Pre-tax income             (64)      -       -       1        63
     Income taxes               (50)      -       -       -        50
     Equity income and
       minority interests         -       -       -       -         -
                             ------   -----   -----     ---     -----
     Net income                $(14)     $-      $-      $1       $13
                             ======   =====   =====     ===     =====


     Adjusted (1)
     --------
     Revenue                $25,977  $6,103  $2,085    $845    $8,079
                             ------   -----   -----     ---     -----
     Pre-tax income (loss)      946     153      68      (7)      551
     Income tax expense
       (benefit)                314      99     (33)     (1)      195
     Equity income (loss)
       and minority interests    18     (23)     91     (21)       (7)
                             ------   -----   -----     ---     -----
     Net income (loss)         $650     $31    $192    $(27)     $349
                             ======   =====   =====     ===     =====
     Net profit (loss)
       margin                   2.5%    0.5%   9.2%    (3.2%)    4.3%
     Effective income
       tax rate                33.2%   64.7% (48.5%)   14.3%    35.4%



      See footnotes beginning on page 12.


                                    continues

HIGHLIGHTS - Q4 Operating Information
                                      Three Months Ended
                                         December 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             739          699
                        Trucks           616          599
                                      ------       ------
         Total United States           1,355        1,298
       Canada and Mexico                 169          152
                                      ------       ------
           Total GM North America      1,524        1,450
                                      ------       ------
       GME                               465          469
       GMLAAM                            131          187
       GMAP                               91          107
                                      ------       ------
         Total International             687          763
                                      ------       ------
             Total Worldwide           2,211        2,213
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  209          216
                 - Trucks                383          382
       Pontiac                           133          132
       GMC                               112          117
       Buick                             101          113
       Oldsmobile                         98           77
       Saturn                             52           52
       Cadillac                           57           44
       Other                               9            5
                                      ------       ------
         Total United States           1,154        1,138
       Canada and Mexico                 140          162
                                      ------       ------
         Total GM North America        1,294        1,300
                                      ------       ------
       GME                               443          419
       GMLAAM                            131          182
       GMAP                               94          120
                                      ------       ------
         Total International             668          721
                                      ------       ------
             Total Worldwide           1,962        2,021
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           31.6%        32.2%
         Trucks                         26.7%        29.0%
           Total                        29.1%        30.6%
       Total North America              28.9%        30.5%
       Western Europe                   10.9%        11.1%
       Latin America                    18.1%        19.6%
       Asia and Pacific                  3.6%         3.9%
             Total Worldwide            15.8%        15.7%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             33.7%        27.0%
       % Fleet Sales - Trucks           13.8%        12.4%
       Total vehicles                   24.6%        20.2%
      ....................................................
      Days Supply of Inventory - U.S.
       Cars                               93           92
       Trucks                             89           97
     .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)  101.2%       100.5%
      .....................................................
      GMNA
       Retail Incentives ($ per unit) $1,161       $1,148
       Net Price (%)                     1.3%        (1.3)%
      .....................................................
       See footnotes beginning on page 12.
                                               continues
                                  - 11 -

HIGHLIGHTS - Q4 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                      Three Months Ended
                                        December 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Depreciation and Amortization (8)
       Depreciation                   $1,279       $2,693
       Amortization of special tools     885        3,407
       Amortization of intangible
         assets                           35           76
                                      ------        -----
            Total                     $2,199       $6,176
                                      ======        =====
     ....................................................
     Worldwide Employment at December 31 (in 000s) (2)
       GMNA                              226          237
       GME                                84           79
       GMLAAM                             23           27
       GMAP                               10           10
       Delphi                            199          210
       Hughes                             15           15
       GMAC                               25           21
       Other                              13            9
                                      ------       ------
         Total                           595          608
                                      ======       ======
     ....................................................
     Worldwide Payrolls (2)            $6,644      $7,021
     ....................................................

     (1) Adjusted amounts represent the reported amounts less the effects of special items (including Competitiveness Studies), Hughes Transactions and Other Adjustments.
     (2) Amounts reported for 1997 have been adjusted to reflect the changes to GM's organizational structure resulting from the Hughes Transactions. As such, Delphi reported amounts include Delco and Hughes reported amounts exclude Delco and Hughes Defense.
     (3) Data relates to a period prior to the date on which GM recapitalized the Class H common stock as part of the Hughes Transactions ("GM's Recapitalization Date").
     (4) Data relates to a period which is subsequent to GM's Recapitalization Date.
     (5) As a result of GM's continuing automotive competitiveness studies, fourth quarter 1998 results were impacted by charges totaling $534 million ($420 million after-tax or $0.64 per share of $1-2/3 par value common stock. These studies were performed in conjunction with GM's current business planning cycle. In the fourth quarter 1997, GM recorded pre-tax charges against income totaling $6.4 billion ($4.0 billion after-tax or $5.75 per share of $1-2/3 par value common stock).
     (6) On December 17, 1997, GM completed the restructuring of its Hughes Electronics subsidiary (Hughes Transactions), which resulted in a tax-free gain of $4.3 billion or $6.08 per share of $1-2/3 par value common stock in the fourth quarter of 1997.
     (7) Results have been adjusted for amounts necessary to reflect Delphi's financial statements on the same basis as contained in their Form S-1 document filed with the Securities and Exchange Commission during the fourth quarter of 1998, in connection with their anticipated initial public offering.
     (8) Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.
     (9) 1998 results include the cumulative effect of accounting change of $9 million due to Hughes' adoption of SOP 98-5. Hughes has reported the $9 million change as a restatement of first quarter 1998 results.

                                    continues

     HIGHLIGHTS - Year Ended Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                           Year Ended
                                          December 31,
                             ------------------------------------
                                       Adjusted          Adjusted
                               1998    1998 (1)  1997    1997 (1)
                             --------  -------   ------  -------
     Net sales and revenues (2)
     Manufactured products  $140,433 $140,433  $146,759  $147,218
     Financing and insurance  13,585   13,585    12,762    12,762
     Other income              7,297    7,297    11,663     6,777
                             -------  -------   -------   -------
     Total net sales and
       revenues             $161,315 $161,315  $171,184  $166,757
                             -------  -------   -------   -------
     Net income (2)           $2,956   $3,691    $6,314    $5,658
     Net profit margin (2)       1.8%     2.3%       3.7%     3.4%
     .............................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value       $2,822             $6,276
       Class H (3)                $-               $322
       Class H (4)               $72                 $2
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value        $4.26      $5.38    $8.70     $7.66
       Class H (3)                $-         $-    $3.17
       Class H (4)             $0.68      $0.68    $0.02     $0.38
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value        $4.18      $5.30    $8.62     $7.58
       Class H (3)                $-         $-    $3.17
       Class H (4)             $0.68      $0.68    $0.02     $0.38
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value        $2.00               $2.00
       Class H (3)                $-               $1.00
       Class H (4)                $-                  $-
     ..............................................................



   See footnotes beginning on page 19.


                                              continues

     HIGHLIGHTS - Year Ended Adjusted for Competitiveness Studies, Hughes Transactions, and Other Adjustments By Sector
     (Dollars in Millions)
                                      Year Ended
                                    December 31, 1998
                           ----------------------------------
                                             Special    (1)
                           Reported   (5)    Items(6) Adjusted
                           Income    Comp.   & Other  Income
                           (Loss)   Studies  Adjs.(9) (Loss)
                           -------  -------  -------- -------
     GMNA                  $1,601     $(80)    $(34)  $1,715
     GME                      419        -      (44)     463
     GMLAAM                  (175)     (51)       -     (124)
     GMAP                    (239)     (97)       4     (146)
     Other                     (2)       -        -       (2)
                            -----    -----    -----    -----
       Total GM Automotive
         (GMA)              1,604     (228)     (74)   1,906
     Delphi                   (50)    (192)    (228)     370
     Hughes                   272        -        -      272
     Other                   (292)       -      (13)    (279)
                            -----    -----    -----    -----
       Total Automotive,
         Electronics and
         Other Operations   1,534     (420)    (315)   2,269

     GMAC                   1,325        -        -    1,325
     Other                     97        -        -       97
                            -----    -----    -----    -----
       Total Financing and
       Insurance Operations 1,422        -        -    1,422
                            -----    -----    -----    -----
     Consolidated net
       income              $2,956    $(420)   $(315)  $3,691
                            =====    =====    =====    =====

                                      Year Ended
                                    December 31, 1997 (2)
                           ----------------------------------
                           Reported   (5)     (8)
                           Income    Comp.   Hughes    Sub-
                           (Loss)   Studies  Trans.   Total
                           ------   -------  ------   ------

     GMNA                    $(86) $(2,383)      $-   $2,297
     GME                      (17)    (488)       -      471
     GMLAAM                   667        -        -      667
     GMAP                    (169)    (170)       -        1
     Other                    (17)       -        -      (17)
                            -----    -----    -----    -----
       Total GM Automotive
         (GMA)                378   (3,041)       -    3,419
     Delphi                   286     (870)       -    1,156
     Hughes                   471        -        -      471
     Other                  3,861     (128)   4,269     (280)
                            -----    -----    -----    -----
       Total Automotive,
         Electronics and
         Other Operations   4,996   (4,039)   4,269    4,766

     GMAC                   1,301        -        -    1,301
     Other                     17        -        -       17
                            -----    -----   ------   ------
       Total Financing and
       Insurance Operations 1,318        -        -    1,318
                            -----    -----    -----    -----
     Consolidated net
       income              $6,314  $(4,039)  $4,269   $6,084
                            =====    =====    =====    =====


See footnotes beginning on page 19.

                                            continues

     HIGHLIGHTS - Year Ended Adjusted for Competitiveness Studies, Hughes Transactions, and Other Adjustments By Sector
     (Dollars in Millions)


                                            Year Ended
                                         December 31, 1997
                              -------------------------------------
                                         (7)      (9)          (1)
                                        Other    Other      Adjusted
                               Sub-    Special   Adjust-     Income
                              Total     Items    ments       (loss)
                              ------   -------  -------     -------

     GMNA                     $2,297       $-     $(74)     $2,371
     GME                         471      158        -         313
     GMLAAM                      667        -        -         667
     GMAP                          1        -        3          (2)
     Other                       (17)       -        -         (17)
                               -----    -----    -----       -----
       Total GM Automotive
         (GMA)                 3,419      158      (71)      3,332
     Delphi                    1,156      (50)      71       1,135
     Hughes                      471      318        -         153
     Other                      (280)       -        -        (280)
                               -----    -----    -----       -----
       Total Automotive,
         Electronics and
         Other Operations      4,766      426        -       4,340

     GMAC                      1,301        -        -       1,301
     Other                        17        -        -          17
                               -----    -----    -----       -----
       Total Financing and
       Insurance Operations    1,318        -        -       1,318
                               -----    -----    -----       -----
     Consolidated net
       income                 $6,084     $426       $-      $5,658
                               =====    =====    =====       =====

     See footnotes beginning on page 19.


                                            continues

     HIGHLIGHTS - Year Ended Automotive Operations and Delphi
     Adjusted for Competitiveness Studies, Hughes Transactions, and Other Adjustments
     (Dollars in Millions)

                                          Year Ended
                                       December 31, 1998
                             ----------------------------------------
                              GMNA     GME   GMLAAM    GMAP    Delphi
                             ------   -----  ------   ------   ------

     Reported
     --------
     Revenue                $94,201 $25,036  $7,403  $2,923  $28,479
                             ------  ------   -----   -----   ------
     Pre-tax income (loss)    2,353     740    (471)    (77)    (268)
     Income tax expense
       (benefit)                765     319    (213)     10     (152)
     Equity income (loss) and
       minority interests        13      (2)     83    (152)      66
                              -----   -----   -----   -----    -----
     Net income              $1,601    $419   $(175)  $(239)    $(50)
                              =====   =====   =====   =====    =====

     Net profit (loss)
       margin                   1.7%    1.7%   (2.4%)  (8.2%)   (0.2%)
     Effective income
       tax rate                32.5%   43.1%   45.2%  (13.0%)   56.7%

     Competitiveness Studies (5)
     -----------------------
     Revenue                     $-      $-      $-      $-       $-
                              -----   -----   -----   -----    -----
     Pre-tax income            (105)      -     (82)    (37)    (310)
     Income taxes               (40)      -     (31)      -     (118)
     Equity income and
       minority interests       (15)      -       -     (60)       -
                              -----   -----   -----   -----    -----
     Net income                $(80)     $-    $(51)   $(97)   $(192)
                              =====   =====   =====   =====    =====

     Special Items (7) and
     Other Adjustments (9)
     -----------------
     Revenue                     $-      $-      $-      $-       $-
                              -----   -----   -----   -----    -----
     Pre-tax income             (56)    (74)      -       5     (366)
     Income taxes               (22)    (30)      -       1     (138)
     Equity income and
       minority interests         -       -       -       -        -
                              -----   -----   -----   -----    -----
     Net income                $(34)   $(44)     $-      $4    $(228)
                              =====   =====   =====   =====    =====

     Adjusted (1)
     --------
     Revenue                $94,201 $25,036  $7,403  $2,923  $28,479
                             ------  ------   -----   -----   ------
     Pre-tax income (loss)    2,514     814    (389)    (45)     408
     Income tax expense
       (benefit)                827     349    (182)      9      104
     Equity income (loss) and
       minority interests        28      (2)     83     (92)      66
                              -----   -----   -----   -----    -----
     Net income (loss)       $1,715    $463   $(124)  $(146)    $370
                              =====   =====   =====   =====    =====

     Net profit (loss)
       margin                   1.8%    1.8%  (1.7%)   (5.0%)    1.3%
     Effective income
       tax rate                32.9%   42.9%  46.8%   (20.0%)   25.5%

      See footnotes beginning on page 19.
                                    continues

     HIGHLIGHTS - Year Ended Automotive Operations and Delphi
     Adjusted for Competitiveness Studies, Hughes Transactions, and Other Adjustments
     (Dollars in Millions)

                                           Year Ended
                                       December 31, 1997
                             ----------------------------------------
                              GMNA     GME   GMLAAM    GMAP    Delphi
                             ------   -----  ------   ------   ------

     Reported (2)
     --------
     Revenue               $100,256 $24,106   $8,573 $2,980   $31,447
                            -------  ------   -----   -----    ------
     Pre-tax (loss) income     (408)    256     536    (231)      379
     Income tax (benefit)
       expense                 (357)    121      43     (28)      129
     Equity (loss) income and
       minority interests       (35)   (152)    174      34        36
                              -----   -----   -----   -----     -----
     Net (loss) income         $(86)   $(17)   $667   $(169)     $286
                              =====   =====   =====   =====     =====

     Net (loss) profit margin  (0.1%)  (0.1%)   7.8%   (5.7%)    0.9%
     Effective income
       tax rate                87.5%   47.3%    8.0%   12.1%    34.0%

     Competitiveness Studies (5)
     -----------------------
     Revenue                  $(450)     $-      $-     $(9)       $-
                              -----   -----   -----   -----     -----
     Pre-tax income          (3,708)   (848)      -    (174)   (1,362)
     Income taxes            (1,396)   (360)      -     (13)     (502)
     Equity income and
       minority interests       (71)      -       -      (9)      (10)
                              -----   -----   -----   -----     -----
     Net income             $(2,383)  $(488)     $-   $(170)    $(870)
                              =====   =====   =====   =====     =====

     Special Items (7)
     Other Adjustments (9)
     -----------------
     Revenue                     $-      $-      $-      $-        $-
                              -----   -----   -----   -----     -----
     Pre-tax income            (159)    216       -       4        75
     Income taxes               (85)     58       -       1        54
     Equity income and
       minority interests         -       -       -       -         -
                              -----   -----   -----   -----     -----
     Net income                $(74)   $158      $-      $3       $21
                              =====   =====   =====   =====     =====


     Adjusted (1)
     --------
     Revenue               $100,706 $24,106  $8,573  $2,989   $31,447
                            -------  ------   -----   -----    ------
     Pre-tax income (loss)    3,459     888     536     (61)    1,666
     Income tax expense
       (benefit)              1,124     423      43     (16)      577
     Equity income (loss) and
       minority interests        36    (152)    174      43        46
                              -----   -----   -----   -----     -----
     Net income (loss)       $2,371    $313    $667     $(2)   $1,135
                              =====   =====   =====   =====     =====

     Net profit (loss) margin   2.4%    1.3%   7.8%    (0.1%)    3.6%
     Effective income
       tax rate                32.5%   47.6%   8.0%    26.2%    34.6%

      See footnotes beginning on page 19.
                                    continues

HIGHLIGHTS - Years Ended Operating Information

                                         Years Ended
                                         December 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars           2,389        2,754
                        Trucks         2,051        2,177
                                      ------       ------
         Total United States           4,440        4,931
       Canada and Mexico                 631          618
                                      ------       ------
         Total GM North America        5,071        5,549
                                      ------       ------
       GME                             2,007        1,850
       GMLAAM                            652          785
       GMAP                              419          592
                                      ------       ------
         Total International           3,078        3,227
                                      ------       ------
             Total Worldwide           8,149        8,776
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  876          981
                 - Trucks              1,551        1,504
       Pontiac                           536          609
       GMC                               468          468
       Buick                             398          438
       Oldsmobile                        330          305
       Saturn                            232          251
       Cadillac                          187          183
       Other                              31           27
                                      ------       ------
         Total United States           4,609        4,766
       Canada and Mexico                 603          594
                                      ------       ------
         Total GM North America        5,212        5,360
                                      ------       ------
       GME                             1,857        1,833
       GMLAAM                            653          746
       GMAP                              443          575
                                      ------       ------
         Total International           2,953        3,154
                                      ------       ------
             Total Worldwide           8,165        8,514
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           30.0%        32.4%
         Trucks                         27.6%        28.8%
           Total                        28.9%        30.8%
       Total North America              28.9%        30.8%
       Western Europe                   10.6%        11.3%
       Latin America                    20.2%        19.6%
       Asia and Pacific                  4.1%         4.3%
             Total Worldwide            15.7%        16.0%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet sales - Cars             26.4%        25.5%
       % Fleet sales - Trucks           13.7%        13.0%
       Total vehicles                   20.5%        20.0%
     .....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    83.5%        94.4%
     .....................................................
     GMNA
       Retail Incentives ($ per unit)  $1,439      $1,027
       Net Price (%)                     (1.2%)      (0.6%)
     .....................................................

     See footnotes beginning on page 19.
                                            continues
                                  - 18 -


HIGHLIGHTS - Years Ended Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                          Year Ended
                                        December 31,
                                   ----------------------
                                        1998         1997
                                   ---------   ----------
     Depreciation and Amortization (10)
       Depreciation                   $4,501       $5,901
       Amortization of special tools   2,661        5,674
       Amortization of intangible
         assets                          119          228
                                      ------       ------
            Total                     $7,281      $11,803
                                      ======       ======
     ....................................................
     Worldwide Payrolls (2)          $26,516      $28,051
     ....................................................
     (1) Adjusted  amounts  represent  the reported  amounts less  the  effects
         of  special   items  (including   Competitiveness   Studies),   Hughes
         Transactions and Other Adjustments. Adjusted amounts for 1998 and 1997 include the unfavorable effects of strike-related work stoppages. The unfavorable after-tax impacts of the work stoppages were $2.0 billion or $2.94 basic per share of $1-2/3 par value common stock in 1998 and $330 million or $0.45 basic per share in 1997. The unfavorable after-tax impacts for GMNA and Delphi were approximately $1.5 billion and $450 million, respectively, in 1998 and $240 million and $90 million, respectively in 1997.
     (2) Amounts reported for 1997 have been adjusted to reflect the changes to GM's organizational structure resulting from the Hughes Transactions. As such, Delphi reported amounts include Delco and Hughes reported amounts exclude Delco and Hughes Defense.
     (3) Data relates to a period prior to the date on which GM recapitalized the Class H common stock as part of the Hughes Transactions("GM's Recapitalization Date").
     (4) Data relates to a period which is subsequent to GM's Recapitalization Date.
     (5) As a result of GM's continuing automotive competitiveness studies, fourth quarter 1998 results were impacted by charges totaling $534 million ($420 million after-tax or $0.64 per share of $1-2/3 par value common stock). These studies were performed in conjunction with GM's current business planning cycle. In the fourth quarter 1997, GM recorded pre-tax charges against income totaling $6.4 billion ($4.0 billion after-tax or $5.59 per share of $1-2/3 par value common stock).
     (6) The third quarter 1998 results included a pre-tax loss of $430 million($271 million after-tax, or $0.41 basic per share of $1-2/3 par value common stock) related to the sale of the Delphi seating, coil spring and lighting businesses. The second-quarter 1998 results included a pre-tax charge of $74 million ($44 million after-tax, or $0.07 basic per share of $1-2/3 par value common stock), related to work schedule modifications at Opel Belgium.


                                    continues

HIGHLIGHTS - Years Ended Other Financial Information
(Dollars in Millions Except Per Share Amounts)


     (7) The first-quarter 1997 results included a pre-tax gain of $88 million,($55 million after-taxes, or $0.07 basic per share of $1-2/3 par value common stock), that resulted from an agreement with Volkswagen A.G. (VW) settling a civil lawsuit which GM brought against VW. The first-quarter 1997 results were negatively impacted by a pre-tax plant closing charge of $80 million,($50 million after-taxes, or $0.07 basic per share of $1-2/3 par value common stock), related to the announcement that Delphi Interior and Lighting Systems would cease production at its Trenton, N.J., plant during the 1998 calendar year. The second-quarter 1997 results included a pre-tax gain of $490 million($318 million after-taxes, or $0.33 basic per share of $1-2/3 par value common stock), that resulted from the merger of the satellite service operations of Hughes and PanAmSat Corporation. The second-quarter 1997 results also included a pre-tax gain of $128 million ($103 million after-tax, or $0.14 basic per share of $1-2/3 par value common stock),related to the sale of GM Europe's equity interest in Avis Europe.
     (8) On December 17, 1997, GM completed the restructuring of its Hughes Electronics subsidiary (Hughes Transactions), which resulted in a gain of $4.3 billion or $5.91 per share of $1-2/3 par value common stock.
     (9) Results have been adjusted for amounts necessary to reflect Delphi's financial statements on the same basis as contained in their Form S-1 document filed with the Securities and Exchange Commission during the fourth quarter of 1998, in connection with their anticipated initial public offering.
     (10)Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.


                                                continues

HIGHLIGHTS - List of Special Items by Quarter
Impact on Net Income
(Dollars in Millions)



                                     Quarter
List of special items               Ended             Fav/(Unfav)
-----------------------             -------           ----------

Competitiveness studies             12/31/98              $(420)

Sale of Delphi's seating, coil
 spring and lighting businesses      9/30/98               (271)

Opel Belgium work schedule
  modifications                      6/30/98                (44)
                                                          -----
Total special items for 1998                              $(735)
                                                          =====



                                     Quarter
List of special items               Ended             Fav/(Unfav)
-----------------------             -------           ----------

Competitiveness studies             12/31/97            $(4,039)

Gain from Hughes transactions       12/31/97              4,269

PanAmSat merger                      6/30/97                318

Sale of Avis Europe                  6/30/97                103

Volkswagen settlement                3/31/97                 55

Delphi - Trenton, NJ plant closing   3/31/97                (50)
                                                          -----
Total special items for 1997                               $656
                                                          =====

                  CONSOLIDATED STATEMENTS OF INCOME

                                                 Quarter Ended
                                                  December 31,
                                               ------------------
                                               1998            1997
                                               ----            ----
                                               (Dollars in Millions)
AUTOMOTIVE, ELECTRONICS AND
  OTHER OPERATIONS
Manufactured products revenue               $40,747         $39,416
Other income                                    904           5,290
                                             ------          ------
  Total net sales and revenue                41,651          44,706
                                             ------          ------
Cost of sales and other operating charges,
  exclusive of items listed below            32,723          34,426
Selling, general, administrative and
  other expenses                              3,850           3,937
Depreciation and amortization expense         2,199           6,176
                                             ------          ------
  Total operating costs and expenses         38,772          44,539
                                             ------          ------
Other expenses                                  269             133
Interest expense                                278             298
Net (income) from transactions with
  Financing and Insurance Operations            (35)            (13)
                                             ------          ------
Income from continuing operations
  before income taxes and
  minority interests                          2,367            (251)
Income tax expense (benefit)                    782          (1,773)
Minority interest                                (2)             16
Earnings (losses) of nonconsolidated
  affiliates                                   (130)            (94)
                                             ------          ------
  Net income - Automotive, Electronics
    and Other Operations                     $1,453          $1,444
                                             ======          ======

                                                 Quarter Ended
                                                  December 31,
                                               ------------------
                                               1998            1997
                                               ----            ----
                                               (Dollars in Millions)
FINANCING AND INSURANCE OPERATIONS
Financing and insurance revenues              $3,495        $3,199
Other income                                   1,220         1,086
                                              ------        ------
  Total revenues and other income              4,715         4,285
                                              ------        ------
Interest expense                               1,478         1,346
Depreciation and amortization                  1,290         1,244
Operating and other expenses                   1,047           796
Provisions for credit losses                     140           127
Insurance losses and loss adjustment
  expenses                                       253           295
                                              ------        ------
  Total costs and expenses                     4,208         3,808
                                              ------        ------
Net expense from transactions with
  Automotive                                      35            13
                                              ------        ------
Income before income taxes                       472           464
Income tax expense                               149           167
Minority interest                                 (4)           (4)
                                              ------        ------
  Net income - Financing and
    Insurance Operations                        $319          $293
                                              ======        ======

                                                 Quarter Ended
                                                  December 31,
                                               ------------------
                                               1998            1997
                                               ----            ----
                                              (Dollars in Millions)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
Manufactured products revenue                $40,747       $39,416
Financing and insurance revenues               3,495         3,199
Other income                                   2,124         6,376
                                              ------        ------
  Total net sales and revenue                 46,366        48,991
                                              ------        ------
Cost of sales and other operating charges,
  exclusive of items listed below             32,723        34,426
Selling, general, administrative and
  other expenses                               4,897         4,733
Depreciation and amortization expense          3,489         7,420
Interest expense                               1,756         1,644
Other expenses                                   662           555
                                              ------        ------
  Total costs and expenses                    43,527        48,778
                                              ------        ------
Income from continuing operations before
  income taxes
  and minority interests                       2,839           213
Income tax expense                               931        (1,606)
Minority interest                                 (6)           12
Earnings (losses) of nonconsolidated
  affiliates                                    (130)          (94)
                                              ------        ------
  Net income                                  $1,772        $1,737
                                              ------        ------
Premium on exchange of/tender offer for
  preference stocks                                -             -
Dividends on preference stocks                   (15)          (16)
                                              ------        ------
  Earnings on common stocks                   $1,757        $1,721
                                              ======        ======

                  CONSOLIDATED STATEMENTS OF INCOME

                                          Years Ended December 31,
                                          -------------------------
                                          1998       1997      1996
                                          ----       ----      ----
                                             (Dollars in Millions)

AUTOMOTIVE, ELECTRONICS AND
  OTHER OPERATIONS
Manufactured products revenue          $140,433  $153,683   $145,341
Other income                              2,598     8,084      2,849
                                        -------   -------    -------
  Total net sales and revenue           143,031   161,767    148,190
                                        -------   -------    -------
Cost of sales and other operating
  charges, exclusive of items
  listed below                          117,973   130,028    123,195
Selling, general, administrative
  and other expenses                     13,311    13,386     11,999
Depreciation and amortization expense     7,281    11,803      7,145
                                        -------   -------    -------
  Total operating costs and expenses    138,565   155,217    142,339
                                        -------   -------    -------
Other expenses                              782       241        792
Interest expense                          1,050       863        771
Net expense (income) from transactions
  with Financing and Insurance
  Operations                                 82      (101)      (125)
                                         ------    ------     ------
Income from continuing operations
  before income taxes and minority
  interests                               2,552     5,547      4,413
Income tax expense                          845       155        885
Minority interest                            11        66         56
(Losses) earnings of
  nonconsolidated affiliates               (184)      (78)       128
                                         ------    ------     ------
Income from continuing operations         1,534     5,380      3,712
Income from discontinued operations           -         -         10
                                         ------    ------    -------
  Net income - Automotive, Electronics
    and Other Operations                 $1,534    $5,380     $3,722
                                         ======    ======     ======

                                          Years Ended December 31,
                                          -------------------------
                                          1998       1997      1996
                                          ----       ----      ----
                                             (Dollars in Millions)

FINANCING AND INSURANCE OPERATIONS
Financing and insurance revenues        $13,585   $12,762    $12,674
Other income                              4,699     3,723      3,021
                                         ------    ------     ------
  Total revenues and other income        18,284    16,485     15,695
                                         ------    ------     ------
Interest expense                          5,843     5,250      4,924
Depreciation and amortization             4,920     4,813      4,695
Operating and other expenses              4,019     2,806      2,581
Provisions for credit losses                463       523        669
Insurance losses and loss
  adjustment expenses                     1,061       747        622
                                         ------    ------     ------
  Total costs and expenses               16,306    14,139     13,491
                                         ------    ------     ------
Net (income) expense from
  transactions with Automotive              (82)      101        125
                                         ------    ------     ------
Income before income taxes                2,060     2,245      2,079
Income tax expense                          618       914        838
Minority interest                           (20)      (13)         -
                                         ------    ------     ------
  Net income - Financing and
    Insurance Operations                 $1,422    $1,318     $1,241
                                         ======    ======     ======

                                          Years Ended December 31,
                                          -------------------------
                                          1998       1997      1996
                                          ----       ----      ----
                                            (Dollars in Millions
                                          Except Per Share Amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
Manufactured products revenue          $140,433  $153,683   $145,341
Financing and insurance revenues         13,585    12,762     12,674
Other income                              7,297    11,807      5,870
                                        -------   -------    -------
  Total net sales and revenue           161,315   178,252    163,885
                                        -------   -------    -------
Cost of sales and other operating
  charges, exclusive of items
  listed below                          117,973   130,028    123,195
Selling, general, administrative
  and other expenses                     17,330    16,192     14,580
Depreciation and amortization expense    12,201    16,616     11,840
Interest expense                          6,893     6,113      5,695
Other expenses                            2,306     1,511      2,083
                                        -------   -------    -------
  Total costs and expenses              156,703   170,460    157,393
                                        -------   -------    -------
Income from continuing operations
  before income taxes and
  minority interests                      4,612     7,792      6,492
Income tax expense                        1,463     1,069      1,723
Minority interest                            (9)       53         56
(Losses) earnings of nonconsolidated
  affiliates                               (184)      (78)       128
                                         ------    ------     ------
Income from continuing operations        $2,956    $6,698     $4,953
                                         ------    ------     ------
Income from discontinued operations           -         -         10
                                         ------    ------     ------
  Net income                             $2,956    $6,698     $4,963
                                         ------    ------     ------
Premium on exchange of/tender
  offer for preference stocks                 -        26          -
Dividends on preference stocks               63        72         81
                                         ------    ------     ------
  Earnings on common stocks              $2,893    $6,600     $4,882
                                         ======    ======     ======

                                          Years Ended December 31,
                                          -------------------------
                                          1998       1997      1996
                                          ----       ----      ----
                                            (Dollars in Millions
                                          Except Per Share Amounts)

Basic earnings per share
  attributable to common stocks
$1-2/3 par value common stock
  Continuing operations                   $4.26     $8.70      $6.07
   Discontinued operations                    -         -      (0.01)
                                           ----      ----       ----
   Earnings per share attributable
    to $1-2/3 par value                   $4.26     $8.70      $6.06
                                           ====      ====       ====
Income from discontinued operations
   attributable to Class E                 $  -      $  -      $0.04
                                           ====      ====       ====

Earnings per share attributable
   to Class H (prior to its
   recapitalization on
   December 17, 1997)                      $  -     $3.17      $2.88
                                           ====      ====       ====

Earnings per share attributable
   to Class H (subsequent to its
   recapitalization on
   December 17, 1997)                     $0.68     $0.02       $  -
                                           ====      ====       ====


Diluted earnings per share
   attributable to common stocks
$1-2/3 par value common stock
   Continuing operations                  $4.18     $8.62      $6.03
   Discontinued operations                    -         -      (0.01)
                                           ----      ----       ----
    Earnings per share attributable
      to $1-2/3 par value                 $4.18     $8.62      $6.02
                                           ====      ====       ====
Income from discontinued operations
   attributable to Class E                 $  -      $  -      $0.04
                                           ====      ====       ====
Earnings per share attributable
   to Class H (prior to its
   recapitalization on
   December 17, 1997)                      $  -     $3.17      $2.88
                                           ====      ====       ====
Earnings per share attributable
   to Class H (subsequent to its
   recapitalization on
   December 17, 1997)                     $0.68     $0.02       $  -
                                           ====      ====       ====



                                 * * * * * *

                        HUGHES 1998 RESULTS PROPELLED BY
                        RECORD DIRECTV SUBSCRIBER GROWTH


      El Segundo, Calif., January 20, 1999--Hughes Electronics Corporation today reported its fourth quarter and full-year 1998 financial results.

      "Our revenues increased 16.3% for 1998," said Michael T. Smith, Hughes chairman and chief executive officer. "And, excluding one-time items, earnings increased 50.5%."

      Revenues for 1998 were $5,963.9 million compared with $5,128.3 million in 1997. Smith stated that each of Hughes' four primary business segments contributed to the revenue growth, with the DIRECTV(R) businesses generating the majority of the increase.

      "Our U.S. DIRECTV business achieved its best year ever for subscriber growth, contributing to a 42% increase in 1998 revenues for the direct-to-home broadcast segment," Smith said. "Additionally, Hughes Space and Communications Company (HSC) posted another year of double-digit growth in satellite sales, we completed the integration of PanAmSat following our 1997 merger, and Hughes Network Systems (HNS) grew revenues with a four-fold increase in sales of DIRECTV receiver equipment. In fact, those increased equipment sales were an important factor in DIRECTV's ability to achieve its record subscriber numbers in the United States."

      Earnings(1) for 1998, excluding one-time items, increased to $165.9 million compared with $110.2 million in 1997, resulting in earnings per share on the same basis for the full year of $0.41 per share versus pro forma earnings per share(2) of $0.28 in 1997.

      "DIRECTV, HSC and PanAmSat all contributed to this earnings growth," Smith said, noting that additional earnings were attributable to higher interest income and lower interest expense, which more than offset lower HNS earnings and the impact from Hughes' minority share of DIRECTV Japan(TM) start-up losses.

      Earnings in 1998 were $271.7 million ($0.68 per share) compared with last year's $470.7 million ($1.18 per share on a pro forma basis) in 1997.

      "The change in our year-over-year earnings is largely attributable to the one-time after-tax gain of $318.3 million ($0.80 per share) we reported in 1997 arising from the PanAmSat merger," Smith explained.

      One-time items included in the 1998 results were a favorable adjustment to the income tax provision in the fourth quarter of $115.0 million ($0.29 per share), which resulted from a tax settlement with the Internal Revenue Service
(IRS), and a $9.2 million after-tax charge ($0.02 per share) for the cumulative effect of an accounting change mandated by the American Institute of Certified Public Accountants for the write-off of previously capitalized start-up costs.

      Additional one-time items included in the 1997 results were a $62.8 million after-tax gain ($0.16 per share) related to the sale of Hughes-Avicom International, and a $20.6 million after-tax extraordinary charge ($0.05 per share) associated with PanAmSat's tender offer to retire its high-yield debt securities.

      Operating  profit(1) in  1998  was  $270.1  million compared  with $306.4 million last year. Full-year 1998 operating profit margin on the same basis was 4.5% versus 6.0% in 1997. Smith said the lower 1998 operating profit and margin were principally a result of lower sales of wireless telephone systems
and  private  business   networks  in the  Asia  Pacific  region,  as  well  as
provisions   for  estimated  losses at  HNS   associated   with   uncollectible
amounts  from certain wireless customers.

                         Fourth Quarter Financial Review

      Revenues for the fourth quarter increased 5.7% to $1,790.6 million compared with $1,694.6 million for the same period in 1997. This growth was primarily the result of record DIRECTV U.S. subscriber growth and higher sales of commercial satellites.

      Fourth quarter operating profit(1) was $40.8 million versus $91.8 million in 1997. The majority of the decline was due to losses in HNS' international wireless telephone business, which are attributable to lower sales and a provision for uncollectible amounts from a customer in the Asia Pacific region. Also contributing to the operating profit decline in the fourth quarter were higher operating losses associated with DIRECTV in Latin America, and increased operating costs related to PanAmSat's satellite fleet expansion. Operating profit margin, on the same basis, was 2.3% in the quarter compared with 5.4% in 1997. The decline in operating profit margin was also impacted by higher development costs for HSC's geostationary mobile telephony product line.

Earnings(1) in the fourth quarter of 1998 were $128.2 million compared with $70.0 million last year. Earnings per share on the same basis were $0.32 in the quarter versus pro forma earnings per share(2) of $0.18 in 1997. Excluding one-time items, earnings were $13.2 million compared with $27.8 million in last year's fourth quarter, resulting in earnings per share of $0.03 in the period versus $0.07 in 1997.

      The 1998 fourth quarter one-time item was the favorable adjustment to the income tax provision ($115.0 million, $0.29 per share), which resulted from an IRS tax settlement. One-time items included in the 1997 fourth quarter results were the after-tax gain related to the sale of Hughes-Avicom International ($62.8 million, $0.16 per share) and the after-tax extraordinary charge related to PanAmSat's tender offer to retire its high-yield debt securities ($20.6 million, $0.05 per share).

      The decline in earnings and earnings per share was principally a result of the quarter's lower operating profit, as well as higher losses related to the first full year of service for DIRECTV Japan, a 32% Hughes-owned affiliate. These reductions to earnings more than offset the improvements resulting from increased interest income and lower interest expense.

                            SEGMENT FINANCIAL REVIEW
                        FULL YEAR AND FOURTH QUARTER 1998



                            Direct-To-Home Broadcast

Full Year 1998. Revenues for the full year rose 42.2% to $1,816.1 million from $1,276.9 million in 1997. The increase was driven by record U.S. subscriber growth, strong average monthly revenue per subscriber and low subscriber churn rates. As a result of DIRECTV's best-ever year of 1,157,000 net new subscribers in the United States, domestic DIRECTV revenues rose 45% to $1,604 million. The company's Latin American DIRECTV subsidiary, Galaxy Latin America(TM) (GLA(TM)), with 184,000 net new subscribers in 1998, more than doubled its revenues in 1998 to $141 million.

      Operating loss in 1998 improved to $228.1 million compared with an operating loss of $254.6 million in 1997. This was principally due to continued strong subscriber growth, and the resulting lower operating loss, in the domestic DIRECTV business--which more than offset higher GLA operating losses attributable to increased sales and marketing expenditures. The full-year 1998 operating loss for domestic DIRECTV was $100 million compared with $137 million in 1997. GLA's operating loss was $126 million in 1998 versus $116 million in 1997.









                                    - 29 -
Fourth Quarter 1998. Fourth quarter revenues increased 36.5% to $567.6 million from $415.9 million in the fourth quarter of 1997. The increase resulted from continued strong subscriber growth and average monthly revenue per subscriber, as well as low subscriber churn rates. Domestic DIRECTV propelled this growth with quarterly revenues of $476 million, a 44% increase over last year's fourth quarter revenues of $330 million. With 400,000 net new subscribers in the fourth quarter, total DIRECTV subscribers grew to 4,458,000 in the United States as of December 31, 1998. GLA had fourth quarter revenues of $41 million compared with $28 million in 1997. With the addition of 61,000 net new subscribers in the fourth quarter, total DIRECTV subscribers in Latin America were 484,000 as of December 31, 1998. In addition, DIRECTV Japan had a total of 231,000 subscribers by the end of 1998.

      The segment operating loss in the fourth quarter was $94.5 million compared with an operating loss of $95.9 million in the fourth quarter of 1997. Continued strong subscriber growth resulted in lower fourth quarter 1998 operating losses for the domestic DIRECTV business ($53 million in 1998 compared with $62 million last year). These were offset by higher GLA fourth quarter operating losses ($42 million in 1998 compared with $27 million last year), which were primarily due to the increased cost of the new higher capacity Galaxy VIII-I satellite, which was deployed in spring of 1998, as well as increased subscriber acquisition costs.


                               Satellite Services

Full Year 1998. Full-year 1998 revenues increased 21.8% to $767.3 million compared with $629.9 million in 1997. The increase was primarily due to the May 1997 PanAmSat merger and increased operating lease revenues, which were partially offset by a decrease in sales and sales-type lease revenues.

      As a result of this revenue growth, operating profit in 1998 rose 8.6% to $321.6 million versus $296.2 million last year. Operating profit margin for the year declined to 41.9% from 47.0% in 1997, principally due to a full year of goodwill amortization associated with the PanAmSat merger.

Fourth Quarter 1998. PanAmSat's fourth quarter 1998 revenues were $196.7 million compared with $197.9 million in the prior year. This slight change was due primarily to lower revenues on the PAS-6 satellite due to its reduction in usable capacity, which was partially offset by revenues associated with new service agreements, particularly in data and Internet-related services.

      PanAmSat's operating profit in the quarter was $82.4 million versus $93.3 million in 1997. Operating profit margin in the fourth quarter was 41.9% compared with 47.1% one year ago. The decrease was primarily attributable to increased operating costs associated with the expansion of PanAmSat's worldwide operations.


                                Satellite Systems

Full Year 1998. For the full year, revenues were $2,831.1 million, a 13.6% increase over 1997 revenues of $2,491.9 million. The increase was principally due to higher commercial satellite sales to customers such as ICO Global Communications, PanAmSat, Thuraya Satellite Telecommunications Company and
Orion Asia Pacific Corporation.

      Driven by this revenue growth, operating profit in 1998 increased 8.8% to $246.3 million compared with $226.3 million last year. Operating profit margin declined to 8.7% from 9.1% last year primarily due to higher development costs for the geostationary mobile telephony and HS 702 satellite product lines.

Fourth Quarter 1998. For the fourth quarter of 1998, revenues increased 13.4% to $843.1 million from revenues of $743.8 million for the same period in 1997. The increase was principally due to higher commercial satellite sales to customers such as ICO Global Communications, PanAmSat, DIRECTV and Thuraya Satellite Telecommunications Company.

      Operating profit in the quarter was $67.4 million compared with $66.6 million in the prior year. Operating profit margin in the quarter declined to 8.0% versus 9.0% last year. The decline in operating profit margin was primarily due to higher development costs related to the geostationary mobile telephony and HS 702 satellite product lines.
                                       - 30 -


                                 Network Systems

Full Year 1998. Full-year revenues for Hughes Network Systems (HNS) were $1,076.7 million compared with $1,011.3 million in 1997. This improvement was driven primarily by the increase in sales of DIRECTV receiver equipment, which more than offset lower international sales of wireless telephone systems and private business networks, primarily in the Asia Pacific region.

      HNS operating profit in 1998 was $10.9 million versus $74.1 million last year. Operating profit margin declined to 1.0% from 7.3% in 1997. The decline in operating profit and operating profit margin was mostly due to lower international sales of wireless telephone systems and private business networks, and provisions for estimated losses related to uncollectible amounts due from certain wireless customers.

Fourth Quarter 1998. Fourth quarter revenues for HNS were $402.6 million compared with $401.9 million in the same period last year. Increased sales of DIRECTV receiver equipment offset the impact from lower international sales of wireless telephone systems, predominantly in the Asia Pacific region.

      HNS operating profit in the quarter was $31.1 million compared with $68.0 million in the fourth quarter of 1997. Operating profit margin declined to 7.7% compared with 16.9% last year. The decline in operating profit and margin was principally a result of lower international sales of wireless systems and a provision for uncollectible amounts due from a wireless telephony customer.

                                  BALANCE SHEET

      The cash balance of $1,342.1 million at December 31, 1998, declined $1,441.7 million from December 31, 1997. This variance consisted primarily of two items: an additional investment of $851.4 million in PanAmSat in May 1998, which increased Hughes' ownership from 71.5% to 81.0%, and a $204.7 million cash payment to General Motors (GM) in connection with the finalization of the purchase price adjustment amount related to the transfer of Delco Electronics to GM in December 1997 as part of the Hughes Transactions (the Hughes Transactions also included the spin-off and subsequent merger of Hughes Defense with Raytheon Company).

      Hughes Electronics Corporation is a unit of General Motors Corp. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to GMH (NYSE symbol) common stock.


                                    # # #









----------------------
(1)Excludes the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes in 1985.
(2)1997  earnings  per share are presented on a pro forma basis.  Historically,
such   earnings  per  share  amounts  were  calculated  based on the  financial
performance  of former  Hughes,  which consisted   of   the   defense
electronics,    automotive   electronics,   and telecommunications and space
businesses. Since these financial statements relate only to the telecommunications and space businesses of former Hughes, the pro forma presentation is used to present the earnings per share that would have been achieved relative to the GM Class H common stock had it been calculated based upon only such telecommunications and space businesses.





                                    - 31 -








STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)
                                                             Year Ended
                                    Fourth Quarter          December 31,
                                   1998        1997        1998        1997
---------------------------------------------------------------------------
Revenues
Product sales                   $1,032.8    $1,017.7    $3,360.3    $3,143.6
Direct broadcast, leasing and
   other services                  757.8       676.9     2,603.6     1,984.7
----------------------------------------------------------------------------
   Total Revenues                1,790.6     1,694.6     5,963.9     5,128.3
----------------------------------------------------------------------------
Operating Costs and Expenses
Cost of products sold              844.9       781.9     2,627.3     2,493.3
Broadcast programming and
   other costs                     375.5       313.9     1,175.7       912.3
Selling, general, and
   administrative expenses         404.8       405.9     1,457.0     1,119.9
Depreciation and amortization      124.6       101.1       433.8       296.4
Amortization of GM purchase
   accounting adjustments (1)        5.1         5.1        21.0        21.0
----------------------------------------------------------------------------
   Total Operating Costs and
      Expenses                   1,754.9     1,607.9     5,714.8     4,842.9
----------------------------------------------------------------------------
Operating Profit                    35.7        86.7       249.1       285.4
Interest income                     23.7        15.0       112.3        33.1
Interest expense                    (8.0)      (32.9)      (17.5)      (91.0)
Other, net                         (50.3)      (61.9)     (153.1)      390.7
----------------------------------------------------------------------------
Income from Continuing Operations
   Before Income Taxes, Minority
   Interests, Extraordinary Item
   and Cumulative Effect of
   Accounting Change                 1.1         6.9       190.8       618.2
Income taxes                      (116.8)       (7.8)      (44.7)      236.7
Minority interests in net
   losses of subsidiaries            5.2         8.0        24.4        24.8
----------------------------------------------------------------------------
Income from continuing operations  123.1        22.7       259.9       406.3
Income from discontinued operations,
   net of taxes                      -           -           -           1.2
Gain on sale of discontinued
   operations, net of taxes          -          62.8         -          62.8
----------------------------------------------------------------------------
Income before extraordinary item
   and cumulative effect of
   accounting change               123.1        85.5       259.9       470.3
Extraordinary item, net of taxes     -         (20.6)        -         (20.6)
Cumulative effect of accounting
   change, net of taxes (3)          -           -          (9.2)        -
----------------------------------------------------------------------------
Net Income                         123.1        64.9       250.7       449.7
Adjustments to exclude the effect
   of GM purchase accounting
   adjustments (1)                   5.1         5.1        21.0        21.0
----------------------------------------------------------------------------
Net Earnings Used for Computation
   of Available Separate
   Consolidated Net Income        $128.2       $70.0      $271.7      $470.7
============================================================================
Available Separate Consolidated
   Net Income (2)                  $33.9       $18.0       $71.5      $119.4
============================================================================
Net Earnings Attributable to
   General Motors Class H
   Common Stock on a Per Share
   Basis (2)                       $0.32       $0.18       $0.68       $1.18
============================================================================


(1)Relates to General Motors' purchase of Hughes in 1985.
(2)1997 amounts are presented on a pro forma basis. Historically, such amounts were calculated based on the financial performance of former Hughes, which consisted of the defense electronics, automotive electronics and telecommunications and space businesses. Since these financial statements relate only to the telecommunications and space businesses of former Hughes, the pro forma presentation is used to present the results that would have been achieved relative to the GM Class H common stock had the results been calculated based only upon such telecommunications and space businesses.
(3)Although Hughes adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities" in the fourth quarter of 1998, the SOP requires restatement of Hughes' interim period results as if the SOP was adopted as of the beginning of the year. Accordingly, net income and earnings per share for the first quarter of 1998 have been restated to reflect reductions of $9.2 million and $0.02, respectively. The impact on the second and third quarters of 1998 were not significant.

                                     - 32 -


BALANCE SHEET
(Dollars in Millions)
                                                 December 31,    December 31,
ASSETS                                               1998           1997
-----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                          $1,342.1         $2,783.8
Accounts and notes receivable                         922.4            630.0
Contracts in process                                  783.5            575.6
Inventories                                           471.5            486.4
Prepaid expenses, deferred income taxes and other     326.9            297.3
----------------------------------------------------------------------------

Total Current Assets                                3,846.4          4,773.1
Satellites - Net                                    3,197.5          2,643.4
Property - Net                                      1,059.2            889.7
Net Investment in Sales-type Leases                   173.4            337.6
Intangible Assets - Net                             3,552.2          2,954.8
Investments and Other Assets                        1,606.3          1,132.4
----------------------------------------------------------------------------

Total Assets                                      $13,435.0        $12,731.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                     $764.1           $472.8
Advances on contracts                                 291.8            209.8
Deferred revenues                                      43.8             77.8
Notes payable and current portion of long-term debt   156.1               -
Accrued liabilities                                   753.7            689.4
----------------------------------------------------------------------------

Total Current Liabilities                           2,009.5          1,449.8
Long-Term Debt                                        778.7            637.6
Deferred Gains on Sales and Leasebacks                121.5            191.9
Accrued Operating Leaseback Expense                    56.0            100.2
Postretirement Benefits Other Than Pensions           150.7            154.8
Other Liabilities and Deferred Credits                811.1            706.4
Deferred Income Taxes                                 643.9            570.8
Minority Interests                                    481.7            607.8
Stockholder's Equity                                8,381.9          8,311.7
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $13,435.0        $12,731.0
============================================================================

Certain  1997  amounts  have  been   reclassified   to  conform  with  the  1998
presentation.

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).















                                     - 33 -
STATEMENT OF CASH FLOWS
(Dollars in Millions)
                                                     Years Ended December 31,
                                                     ------------------------
                                                      1998             1997
----------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                           $250.7           $449.7
Adjustments to reconcile net income to net
   cash provided by continuing operations
   Income from discontinued operations                  -               (1.2)
   Gain on sale of discontinued operations              -              (62.8)
   Extraordinary item, net of taxes                     -               20.6
   Cumulative effect of accounting change,
     net of taxes                                       9.2              -
   Depreciation and amortization                      433.8            296.4
   Amortization of GM purchase accounting
      adjustments related to Hughes                    21.0             21.0
   Net gain on sale of investments and
      businesses sold                                 (13.7)          (489.7)
   Gross profit on sales-type leases                    -              (33.6)
   Deferred income taxes and other                    153.2            285.5
   Change in other operating assets and liabilities
      Accounts and notes receivable                   (97.5)          (195.2)
      Contracts in process                           (230.9)          (174.2)
      Inventories                                      20.2            (60.7)
      Collections of principal on net
        investment in sales-type leases                40.6             22.0
      Accounts payable                                277.3           (184.1)
      Advances on contracts                            82.0            (95.6)
      Deferred revenues                               (34.0)           (65.0)
      Accrued liabilities                              66.8            217.8
      Deferred gains on sales and leasebacks          (36.2)           (42.9)
      Other                                           (67.3)          (102.5)
-----------------------------------------------------------------------------
      Net Cash Provided by Continuing Operations      875.2             10.5
      Net Cash Used by Discontinued Operations          -              (15.9)
-----------------------------------------------------------------------------
      Net Cash Provided by (Used in) Operating
        Activities                                    875.2             (5.4)
-----------------------------------------------------------------------------
Cash Flows from Investing Activities
Investment in companies, net of cash acquired      (1,240.3)        (1,798.8)
Expenditures for property                            (343.6)          (251.3)
Increase in satellites                               (945.2)          (633.5)
Proceeds from sale of long-term investments             -              242.0
Early buy-out of satellite under sale and leaseback  (155.5)             -
Proceeds from sale of discontinued operations            -             155.0
Proceeds from disposal of property                     20.0             55.1
Proceeds from disposal of investments                  12.4              -
Proceeds from insurance claims                        398.9              -
-----------------------------------------------------------------------------
      Net Cash Used in Investing Activities        (2,253.3)        (2,231.5)
-----------------------------------------------------------------------------
Cash Flows from Financing Activities
Long-term debt borrowings                           1,165.2          2,383.3
Repayment of long-term debt                        (1,024.1)        (2,851.9)
Premium paid to retire debt                             -              (34.4)
Contributions from Parent Company                       -            1,124.2
Payment to General Motors for Delco post-closing
   price adjustment                                  (204.7)             -
Capital proceeds resulting from Hughes transactions     -            4,392.8
----------------------------------------------------------------------------
      Net Cash (Used in) Provided by
        Financing Activities                          (63.6)         5,014.0
----------------------------------------------------------------------------
Net  (decrease) increase in cash and
   cash equivalents                                (1,441.7)         2,777.1
Cash and cash equivalents at beginning of the year  2,783.8              6.7
----------------------------------------------------------------------------
Cash and cash equivalents at end of the year       $1,342.1         $2,783.8
============================================================================

Certain  1997  amounts  have  been   reclassified   to  conform  with  the  1998
presentation.
                                     - 34 -


PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                            Year  Ended
                                     Fourth Quarter         December 31,
                                   -----------------     ----------------
                                   1998        1997      1998        1997
-------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                    $567.6      $415.9  $1,816.1    $1,276.9
Operating Loss                    $(94.5)     $(95.9)  $(228.1)    $(254.6)
Depreciation and Amortization      $25.1       $23.6    $102.3       $86.1
Capital Expenditures (1)          $100.7       $51.4    $230.8      $105.6
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $196.7      $197.9    $767.3      $629.9
Operating Profit                   $82.4       $93.3    $321.6      $296.2
Operating Profit Margin             41.9%       47.1%     41.9%       47.0%
Depreciation and Amortization      $61.9       $50.0    $231.7      $141.9
Capital Expenditures (2)          $316.7       $82.0    $921.7      $625.7
--------------------------------------------------------------------------
SATELLITE SYSTEMS
Total Revenues                    $843.1      $743.8  $2,831.1    $2,491.9
Operating Profit                   $67.4       $66.6    $246.3      $226.3
Operating Profit Margin              8.0%        9.0%      8.7%        9.1%
Depreciation and Amortization      $14.1       $11.7     $49.2       $39.4
Capital Expenditures               $49.2       $45.7     $99.7      $113.9
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $402.6      $401.9  $1,076.7    $1,011.3
Operating Profit                   $31.1       $68.0     $10.9       $74.1
Operating Profit Margin              7.7%       16.9%      1.0%        7.3%
Depreciation and Amortization      $11.9       $10.3     $41.7       $32.0
Capital Expenditures               $13.6       $10.1     $40.0       $43.1
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                   $(219.4)     $(64.9)  $(527.3)    $(281.7)
Operating (Loss)                  $(45.6)     $(40.2)   $(80.6)     $(35.6)
Depreciation and Amortization      $11.6        $5.5      $8.9       $(3.0)
Capital Expenditures               $21.8       $85.9    $136.3      $(61.7)
---------------------------------------------------------------------------
CONSOLIDATED TOTAL
Total Revenues                  $1,790.6    $1,694.6  $5,963.9    $5,128.3
Operating Profit                   $40.8       $91.8    $270.1      $306.4
Depreciation and Amortization     $124.6      $101.1    $433.8      $296.4
Capital Expenditures              $502.0      $275.1  $1,428.5      $826.6
==========================================================================

* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes. However, as provided in the General Motors' Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class
    H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes, are presented.
(1)Includes expenditures related to satellites amounting to $32.2 million and $70.2 million in the fourth quarter and twelve month period of 1998.
(2)Includes expenditures related to satellites amounting to $304.1 million, $78.8 million, $726.3 million and $606.1 million, respectively. Also included in the year ended December 31, 1998 amount is $155.5 million related to the early buy-out of satellite sale-leasebacks.

                        GMAC ANNOUNCES YEAR-END EARNINGS

DETROIT -- GMAC (General Motors Acceptance Corporation) reported 1998 consolidated net income of $1,325 million, up 2% from the $1,301 million earned in 1997, GMAC President John D. Finnegan announced today. These earnings were the highest recorded by GMAC since 1991 and represent the fourth consecutive year of increased earnings.

      In 1998, net income from automotive financing operations totaled $984 million, up 8% from the $910 million earned in 1997. Earnings were higher due to retail asset growth, reduced credit losses and a lower effective income tax rate, partially offset by lower net interest margins and lower wholesale volume (due to the midsummer General Motors strike).

      GMAC Insurance Holdings Inc. generated net income of $226 million in 1998, up slightly from $224 million earned last year.

      GMAC Mortgage Group Inc. generated net income of $115 million in 1998, down from $167 million earned in 1997. Earnings were lower largely reflecting reduced mortgage asset values due to higher prepayment levels.

      Fourth quarter GMAC 1998 results totaled $298 million, up 7% from the $279 million earned in the final quarter of 1997. For the quarter, net income from automotive financing operations totaled $200 million, up 8% from $186 million earned a year ago. GMAC Insurance's earnings for the fourth quarter 1998 totaled $38 million, compared to $54 million earned in the same quarter one year ago. GMAC Mortgage Group earnings were $60 million, up 52% from one year ago.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                             (Registrant)
Date    January 20, 1999
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)